Distribution Services Agreement

THIS DISTRIBUTION SERVICES AGREEMENT ("Agreement"), effective as of the closing of the Transaction (as defined below) (the "Closing Date"), is by and between Foreside Financial Services, LLC (formerly named "BHIL Distributors, LLC") (the "Distributor") and Everence Capital Management, Inc. ("Adviser").

WHEREAS, the Distributor and Praxis Mutual Funds ("Fund Company") have entered in to a distribution agreement dated as of the Closing Date (the "Distribution Agreement") whereby the Distributor acts as the principal underwriter of certain series (the "Funds") of the Fund Company, as listed in Exhibit A to the Distribution Agreement; and

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the "Transaction").

Effective as of the Closing Date, the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Services Agreement between the parties effective as of November 12, 2016, as amended (the "Existing Agreement"), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

This Agreement will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to Distributor all fees and expenses to which Distributor is entitled pursuant to the Distribution Agreement for services performed through such termination date.

This Agreement may be terminated by the Adviser upon 60 days' written notice to the Distributor in the event the Adviser no longer serves as investment adviser to the Funds; provided that prior to or on such termination date, the Adviser pays to Distributor all compensation due as of such termination date.

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Services Agreement to be executed as of the Closing Date.

Foreside Financial Services, LLC
(formerly named "BHIL Distributors, LLC")		Everence Capital Management, Inc.

By	/s/ Mark Fairbanks	By	/s/ Marlo J. Kauffman
	Name: Mark Fairbanks		Name: Marlo J. Kauffman
	Title: Vice President		Title: Assistant Secretary